Exhibit 10.1
TENTH AMENDMENT TO LEASE
THIS TENTH AMENDMENT TO LEASE (this “Tenth Amendment”) is made as of August 14, 2019, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013, as further amended by that certain Third Amendment to Lease dated as of June 25, 2013, as further amended by that certain Fourth Amendment to Lease dated as of June 4, 2014, as further amended by that certain Fifth Amendment to Lease dated as of September 15, 2014, as further amended by that certain Sixth Amendment to Lease dated as of December 8, 2015, as further amended by that certain Seventh Amendment to Lease dated as of March 23, 2017, as further amended by that certain Eighth Amendment to Lease dated August 2, 2017, and as further amended by that certain Ninth Amendment dated as of May 31, 2018 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 74,137 rentable square feet (“Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    The Lease is scheduled to expire on April 30, 2020.
C.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, reflect (i) the surrender of a portion of the Premises consisting of approximately 5,569 rentable square feet on the first floor of the west wing of the Building, as shown on Exhibit A attached hereto (the “Tenth Amendment Surrender Premises”) as of the date that is 1 business day after mutual execution and delivery of this Tenth Amendment by the parties (the “Surrender Date”), and (ii) accelerate the expiration date of the Term of the Lease with respect to the remaining Premises to March 31, 2020 (the “Early Termination Date”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Surrender of Tenth Amendment Surrender Premises. The Lease with respect to the Tenth Amendment Surrender Premises shall terminate as provided for in the Lease on the Surrender Date. Tenant shall voluntarily surrender the Tenth Amendment Surrender Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall not be required to remove any permanent Alterations or improvements existing in the Tenth Amendment Surrender Premises as of the date of this Tenth Amendment on or before the Surrender Date. From and after the Surrender Date, Tenant shall have no further rights of any kind with respect to the Tenth Amendment Surrender Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Tenth Amendment Surrender Premises and termination of the Lease with respect to the Tenth Amendment Surrender Premises as provided for herein. Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the Tenth Amendment Surrender Premises prior to the Surrender Date.

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2.
Definition of Premises. Commencing on August 1, 2019, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 and Page 2 of the Lease, respectively, are deleted in their entirety and replaced with the following:

“Premises: That portion of the Project, containing approximately 68,568 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the “Original Premises”), (ii) approximately 19,177 rentable square feet (“Expansion Premises”), (iii) approximately 6,048 rentable square feet (“Second Expansion Premises”), (iv) approximately 3,334 rentable square feet (“Third Expansion Premises”), and (v) approximately 10,781 rentable square feet (“Fourth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”
“Rentable Area of Premises: 68,568 RSF”
Commencing on August 1, 2019, Exhibit A of the Lease shall be amended to delete the Surrender Premises.

3.
Base Rent. Tenant shall continue to pay Base Rent for the entire Premises (including the Tenth Amendment Surrender Premises) as provided under the Lease through the Surrender Date. Commencing on August 1, 2019, Tenant shall no longer be required to pay Base Rent with respect to the Tenth Amendment Surrender Premises.

4.
Tenant’s Share of Operating Expenses. Commencing on August 1, 2019, Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be decreased by an amount equal to 4.08% and Tenant shall no longer be required to pay Operating Expenses with respect to the Tenth Amendment Surrender Premises, and commencing on August 1, 2019, the total Tenant’s Share of Operating Expenses which shall be payable by Tenant under the Lease shall be equal to 50.27%.

5.
Surrender of Remaining Premises. The Lease with respect to the remaining Premises shall terminate as provided for in the Lease on the Early Termination Date. Tenant shall voluntarily surrender the remaining Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease. Notwithstanding the foregoing or anything to the contrary contained in the Lease, (a) Tenant may remove the UPS unit from the 1st floor of the Premises and the lab storage cabinets from the 3rd floor laboratory portion of the Premises on or before the Early Termination Date, and (b) Tenant shall not be required to remove any permanent Alterations or improvements existing in the remaining Premises as of the date of this Tenth Amendment on or before the Early Termination Date. From and after the Early Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the remaining Premises and termination of the Lease as provided for herein. Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the remaining Premises prior to the Early Termination Date.

6.	Intentionally Omitted.

7.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”), in connection with the transaction reflected in this Tenth Amendment, other than Savills Studley. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Tenant hereby acknowledges that Landlord shall not be obligated to pay either Savills Studley any commission or other form of compensation due to this Tenth

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Amendment and Tenant shall indemnify, defend and hold Landlord harmless from either Savills Studley demanding a commission or other form of compensation as a result of this Tenth Amendment.

8.
California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

9.
OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

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10.	Miscellaneous.
a.    This Tenth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Tenth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.    This Tenth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.
c.    This Tenth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Tenth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.    Except as amended and/or modified by this Tenth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Tenth Amendment. In the event of any conflict between the provisions of this Tenth Amendment and the provisions of the Lease, the provisions of this Tenth Amendment shall prevail. Whether or not specifically amended by this Tenth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Tenth Amendment.
[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment as of the day and year first above written.
LANDLORD:    ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member
By:    ARE-QRS CORP., a Maryland corporation,
    general partner
By: /s/ Allison Grochola
Its: Vice President RE Legal Affairs

TENANT:	FLUIDIGM CORPORATION, a Delaware corporation
By: /s/ Nicholas Khadder
Its: General Counsel

EXHIBIT A

Tenth Amendment Surrender Premises

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